[UNIVAR LETTERHEAD]

PRESS RELEASE

FOR ADDITIONAL INFORMATION:

Investor Relations:
David Lim
+1 844-632-1060
IR@univar.com

Media Relations:
Michele Mazur
+1 331-777-6187
mediarelations@univar.com

Univar Appoints David C. Jukes
President & Chief Operating Officer

DOWNERS GROVE, Ill., May 4, 2017 - Univar Inc. (NYSE: UNVR) (“Univar”), a global chemical and ingredients distributor and provider of value-added services, has appointed David C. Jukes as president & chief operating officer, effective May 4, 2017. He will continue to report to Stephen D. Newlin, chairman and chief executive officer.

Jukes is a seasoned executive with more than 35 years in the chemical and plastics distribution arena. As a 14-year Univar veteran, he most recently served as executive vice president and president, USA & Latin America. In his new role, Jukes will oversee day-to-day operations of all of Univar’s business segments, including Canada, EMEA and Rest of World, and he will maintain direct responsibility for the USA and its transformation. He will also be instrumental to the ongoing development of the company’s strategic plan and ensure the global execution of Univar’s three strategic priorities: Commercial Greatness, Operational Excellence and One Univar.

“David is the ideal partner to help me accelerate our profitability growth globally through his transformative leadership, commercial mindset and strategic thinking,” said Newlin. “He is a growth champion who has led most of our global businesses and is the architect of our USA transformation, which is well under way.”

“It is an exciting time in Univar’s history,” stated Jukes. “Our business is uniquely positioned to create enormous value for our shareholders. We have a highly talented pool of dedicated employees who are focused on growth and being our customers’ and suppliers’ partner of choice.”

Since joining Univar in 2002, Jukes has held various roles with increasing responsibility. This included leading the reorganization of Univar’s EMEA business, resulting in a doubling of the segment’s EBITDA margin and positioning it for future growth. Prior to Univar, Jukes was senior vice president of global sales, marketing and industry relations for Omnexus, a plastics industry e-commerce platform. He is a graduate of the London Business School.

About Univar Inc.

Founded in 1924, Univar (NYSE: UNVR) is a global chemical and ingredients distributor and provider of value-added services, working with leading suppliers worldwide. Supported by a comprehensive team of sales and technical professionals with deep specialty and market expertise, Univar operates hundreds of distribution facilities throughout North America, Western Europe, Asia-Pacific and Latin America. Univar delivers tailored customer solutions through a broad product and services portfolio sustained by one of the most extensive industry distribution networks in the world. For more information, visit www.univar.com.

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